Exhibit 99.1

PRESS RELEASE
CONTACT: Liz Shows
Odyssey Marine Exploration, Inc.
(813) 876-1776 x 2335
lshows@shipwreck.net

Odyssey Marine Exploration Reports Preliminary

Second Quarter 2012 Revenue and Earnings Results

Tampa, FL – July 18, 2012 – Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) expects to report revenues of $1.4 million for the second quarter ending June 30, 2012; compared to $6.7 million in the same period of 2011. The $5.3 million reduction in revenues for the second quarter is primarily due to lower expedition charter revenues since most of the Company’s operational efforts have been focused on its 2012 shipwreck recovery projects.

Preliminary operating expenses for the second quarter of 2012 are expected to be approximately $12.0 million compared to $7.7 million in 2011. The additional $4.4 million in operating expenses in the second quarter of 2012 is primarily related to ongoing operations on the Garisoppa and Mantola projects. The costs of recovery from these projects are expected to be recouped upon future silver sales and thereafter credited to operating expenses in future periods. Other expenses expected for the second quarter of 2012 are approximately $4.9 million compared to $1.0 million in 2011. The $3.9 million increase in other expense in the second quarter of 2012 is primarily related to the change in fair value (non-cash) of the Company’s derivative financial instruments. The net loss for the second quarter of 2012 is expected to be approximately $15.6 million, or approximately $0.21 per share fully diluted, versus the net loss in the second quarter of 2011 of $1.9 million, or $0.07 fully diluted. Cash and cash equivalents at June 30, 2012, was $3.5 million. The company plans to file its Quarterly Report Form 10-Q with the SEC on or around August 1, 2012.

On July 9, 2012, the Company entered into a project term loan agreement with Fifth Third Bank that provides a credit facility of up to $10.0 million. The facility will mature on January 31, 2013. The term loan bears interest at a floating rate equal to the one-month LIBOR rate plus 500 basis points. The Company may make prepayments in whole or in part without premium or penalty. The term loan will be secured by approximately $15.0 million worth of silver recovered from either the SS Gairsoppa or the SS Mantola shipwreck projects. The proceeds of the credit facility will be used to fund the project recovery costs. The Company took a $10.0 million draw against the facility on July 17, 2012.

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology. The Company is a world leader in shipwreck exploration, conducting extensive search and archaeological recovery operations on deep-ocean shipwrecks around the world. Odyssey also has a minority ownership stake in Neptune Minerals, a company focused on discovering and commercializing high-value mineral deposits from the ocean floor and in Chatham Rock Phosphate, Ltd, a company focused on discovering and commercializing seabed deposits of rock phosphate and other minerals. Odyssey also provides contracting services, including proprietary deep-ocean expertise and equipment, to governments and companies around the world.

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Forward-Looking Information

This press release contains forward-looking statements, including preliminary estimates for the second quarter of 2012 for revenue and earnings per share are based upon management’s current expectations and are inherently uncertain. The revenue and earnings per share estimates referenced in this press release are preliminary and subject to the completion of the company’s customary quarterly closing and review procedures. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting the Company’s business. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Odyssey’s results and other risks and uncertainties are detailed in its reports filed with the SEC, including the Company’s 2011 Annual Report on Form 10-K and its report on Form 10-Q for the fiscal quarter ended March 31, 2012, available at http://www.sec.gov.

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